Exhibit 10-19

THIS AGREEMENT ("Agreement") is entered into this 13th day of March 2006 by and among New Media Lottery Services, Inc. (a Delaware corporation) of 370 Neff Avenue, Suite L, Harrisonburg, VA 22801 USA and New Media Lottery Services International Limited (a company registered in Ireland with company number 33027) whose registered office is at G9 Calmount Park, Ballymount, Dublin, Ireland (each a "Party" and together the "Parties").

As used in this agreement, capitalized terms have the meanings ascribed to them above and in Section 1 below, except as otherwise expressly provided.

WITNESSETH

WHEREAS, Alladdin Limited, ALL and Licensor entered into the Existing Licence Agreement;

WHEREAS, Licensee desires to engage Licensor to perform the Licensor Services on the basis set forth in this agreement and Licensor accept the engagement by Licensee to perform the Licensor Services; and

WHEREAS, Licensor desires to engage Licensee to provide the Licensee Services on the basis set forth in this agreement and Licensee accepts the engagement by Licensor to perform the Licensee Services; and

WHEREAS, Alladdin Limited, ALL and Licensor have developed the Software which is useful in the operation of Internet lotteries; and

WHEREAS, Licensee desires to acquire the right to Use the Software from Licensor and Licensor desires to grant that right in the Software to Licensee.

WHEREAS, Licensor wishes to assign all of its rights and delegate all of its obligations under the Existing Licence Agreement to Licensee, and Licensee is willing to assume those rights and obligations (or to procure that New Media Lottery Services plc assumes those rights and obligations).

NOW, THEREFORE, in consideration of the mutual agreements contained in this agreement; intending to be legally bound hereby, the Parties agree as follows:

1	SECTION 1. CERTAIN DEFINITIONS AND INTERPRETATION

1.1	Definitions

"Affiliated Companies"
means in relation to any Person (i) any corporation that owns, directly or indirectly, more than fifty (50) percent of the outstanding capital stock of the Person entitled to vote in the election of directors; (ii) any corporation of which the Person owns, directly or indirectly, more than fifty (50) percent of the outstanding capital stock entitled to vote in the election of directors; and (iii) any other corporation of which a corporation described in clause "(i)" above owns, directly or indirectly, more than fifty (50) percent of the outstanding capital stock entitled to vote in the election of directors;

"ALL"
means Alladdin Lotteries Limited, a corporation organized and existing pursuant to the laws of England and Wales;

"Alladdin Limited"
means Alladdin Limited, a corporation organized and existing pursuant to the laws of England and Wales;

"Developments"
means the modifications and/or enhancements to the Software created by the Licensor pursuant to the Existing Licence Agreement;

"Documentation"
means the documentation and operating instructions for the Software as described on schedule A;

"Excluded Territory"
means the UK and the Republic of Ireland and any additional country in which Licensee makes available for purchase by the general public an official, state regulated lottery, provided that Licensee shall give written notice to Licensor at least (3) three months prior to the proposed date of the sale to the general public of the first chance or entry to such lottery. Licensor agrees that it shall, within (3) months of the launch of such a lottery by Licensee, cease to operate any competing lottery, if any, in such country, except in the case were Licensor has been operating such lottery for (9) nine months or if otherwise agreed by the Parties;

"Existing Licence Agreement"
means the licence agreement entered into by Alladdin Limited, ALL and Licensor dated 6th May 2005;

"GBP"
means British Pound Sterling, the currency of Great Britain;

"Internet"
means the collection of networks of computers and related devices around the world linked by telecommunications and related methods and any development(s) thereto and successor(s) thereof;

"Legal Proceeding"
means any action, suit, litigation, arbitration proceeding, or other similar proceeding of any nature (including any civil, criminal, administrative, or appellate proceeding);

"License"
means the license in relation to the Software granted by Licensor to Licensee under Section 2.1 of this agreement;

"Licensee"
means New Media Lottery Services International Limited, a company registered in Ireland;

"Licensee Services"
means the services to be rendered by Licensee in favour of Licensor contemplated by Section 4 below and described on schedule D;

"Licensor"
means New Media Lottery Services, Inc., a Delaware corporation;

"Licensor Services"
means the services to be rendered by Licensor in favour of Licensee contemplated by Section 3 below and described on schedule C;

"Person"
means any individual, corporation, partnership, venture, estate, trust, association, entity, governmental body, or governmental authority;

"Proprietary Right"
means any-trademark, trade name, service mark, trade secret, patent right, copyright, or other proprietary right;

"Software"
means the proprietary computer software program developed and utilized by Alladdin Limited and described in the Existing Licence Agreement as existing at the date of the Existing Licence Agreement and as re-written by Licensor pursuant to the Existing Licence Agreement, including any Developments and any corrections or amendments made to such program (in whatever version) not being Developments;

"Territory"
means anywhere in the entire world;

"Use"
means operate, reproduce, transmit (by electronic means or otherwise), make available, perform and display;

"VAT"
means value added, sales, use or similar UK tax.

1.2	Interpretation

In this agreement unless otherwise specified, reference to:

1.2.1
a statute or statutory instrument or any of its provisions is to be construed as a reference to that statute or statutory instrument or such provision as the same may have been or may from time to time hereafter be amended or re-enacted;

1.2.2
sections or schedules are to sections and schedules to this agreement. The schedules form part of the operative provisions of this agreement and references to this agreement shall include references to the schedules.

2	SECTION 2. GRANT OF LICENSE

2.1
Grant of License. Subject to the terms of this agreement, Licensor hereby grants to Licensee, and Licensee hereby accepts, a non-transferable, non-exclusive, perpetual (subject to Section 6.1.2 below), royalty-free license to Use the Software (in object code form) in the Territory. Licensee may not sublicense Use of the Software to any Persons in the Territory.

2.2	Reservation of Rights. All other rights in the Software are expressly reserved to Licensor and Alladdin Limited.

2.3
Delivery of Software and Documentation. Within ten (10) days from the date of this agreement, Licensor shall deliver (by physical delivery or electronic transmission) to Licensee: one (1) copy (in object code form) of the most current version of the Software in computer readable form; and one (1) copy of the Documentation. From time to time during the term of this agreement, Licensor shall deliver (by physical delivery or electronic transmission) to Licensee updated copies (in object code form) of the Software in computer readable form and updated copies of the Documentation to take account of any Developments.

2.4
Effect of Merger or Like Transaction. This agreement and all rights and obligations of the Parties shall remain in full force and effect following any merger of either Party with or into another Person and following any transfer of all or any portion of the outstanding stock or of all or any portion of the assets of either Party.

3	SECTION 3. ALLADDIN SERVICES

3.1
Engagement of Licensor. Licensee hereby engages Licensor to perform or procure the performance of the Licensor Services, on the terms set out in this Section 3 and schedule B, and Licensor hereby accepts such engagement.

3.2
Standard of Service. Licensor shall perform or procure the performance of the Licensor Services with reasonable care and skill and in conformity with all laws and regulations applicable to the business in which it engages.

3.3
Term. Licensor's duty to perform or procure the performance of the Licensor Services shall commence as of the date hereof and shall extend for a term of two (2) years ("Initial Term"). After expiry of the Initial Term, the Licensor Services will continue automatically for additional one (1) year term(s) (each a "Renewal Term") unless or until terminated by Licensee or Licensor upon at least ninety (90) days' prior written notice to expire at the end of the Initial Term or a Renewal Term. Notwithstanding the foregoing, this agreement may be terminated as provided in Section 6 below.

3.4
Independent Contractor. Licensor shall provide the Licensor Services solely as an independent contractor and nothing contained in this agreement shall be construed as giving rise to an employment or agency relationship, joint venture, partnership or other form of business relationship.

3.5
No Authority to Bind Licensee. Licensor shall have no authority to take, nor shall it take, any action committing or obligating Licensee in any manner, and shall not represent itself to others as having such authority.

4	SECTION 4. LICENSEE SERVICES

4.1	Engagement of Licensee. Licensor hereby engages Licensee to perform the Licensee Services, on the terms set out in this Section 4 and schedule C, and Licensee hereby accepts such engagement.

4.2
Term. Licensee's duty to perform the Licensee Services shall commence as of the date hereof and shall extend for a term of two (2) years ("Initial Term"). After expiry of the Initial Term, the Licensee Services will continue automatically for additional one (1) year term(s) (each a "Renewal Term") unless or until terminated by Licensor or Licensee upon at least ninety (90) days' prior written notice to expire at the end of the Initial Term or a Renewal Term. Notwithstanding the foregoing, this agreement may be terminated as provided in Section 6 below.

4.3
Independent Contractor. Licensee shall provide the Licensee Services solely as an independent contractor and nothing contained in this agreement shall be construed as giving rise to an employment or agency relationship, joint venture, partnership or other form of business relationship.

4.4
No Authority to Bind Licensor. Licensee shall have no authority to take, nor shall it take, any action committing or obligating Licensor in any manner, and it shall not represent itself to others as having such authority.

5	SECTION 5. CONSIDERATION

5.1	Consideration for License

In consideration for the grant of the License, Licensee shall pay the Licensor GBP£1 (one pound Sterling), receipt of which the Licensor hereby acknowledges.

5.2
Compensation for Services. In consideration of and as complete compensation for the Licensor Services Licensee shall pay to Licensor or its designees a sum equal to 2% of all card deposits run under the Barclaycard Business merchant accounts designated as GeLotto ID 2806107 and Rehab ID 2201036 ("Card Deposits"), said payment to be made the 10th day of each month. Licensee guarantees a minimum payment of US$8,000 per month ("Minimum Payment") to Licensor or its designees in connection with procuring the Licensor Services and that in the event that 2% of Card Deposits equals more than the Minimum Payment in any month, Licensee shall pay to Licensor the amount of any such difference by the 5th day of the following month. All monetary amounts payable under this Section 5.2 are net of any VAT which may be added if appropriate, and, if added, the VAT amount(s) shall be billed on a proper tax invoice. Licensor or its designees may charge Licensee daily interest on late payment of amounts due under this Section 5.2 (both before and after judgment) at a rate of 5% per annum above the Bank of England Base Rate (as at the date the payment was due), from the due date until the date of actual payment. If Licensee fails to pay amounts due to Licensor or its designees under this Section 5.2 by the due date, Licensee shall reimburse Licensor or its designees all reasonable expenses incurred by Licensor or its designees in recovering such amount. The Minimum Payment shall be recalculated every 31st January, 30th April, 31st July and 31st October by multiplying GBP4,200 by the spot US$/GBP foreign exchange rate quoted by Invested Bank (UK) Limited, or such other bank as the Parties may determine, at noon on said dates and rounded up to the nearest US$. For the avoidance of doubt, any foreign exchange or other banking fees or expenses which may be charged to Licensor in the event that any payment is received by Licensor in a currency other than GBP shall be immediately reimbursed to Licensor by Licensee.

6	SECTION 6. TERMINATION

6.1	Termination

6.1.1	Termination by Licensee

(a)
License. The consideration paid for the License as described in Section 5.1 above is tendered in full payment for the License and the License may be terminated only in accordance with Section 6.1.2 below.

(b)
Licensor Services. If Licensor is in material breach of its obligations to provide the Licensor Services and such breach continues for thirty (30) days after written notice served by Licensee specifying in reasonable detail the basis thereof Licensee's obligation to make payments under Section 5.2 above shall be suspended during the period beginning thirty (30) days after the delivery of such notice to Licensor and ending when such breach has been cured by Licensor in all respects. In the event that Licensor effects a cure of any material breach Licensee shall immediately make the payments previously suspended, subject to a right of set-off for any amounts paid during such time as Licensor failed to provide the Licensor Services. In the event that Licensor is unable to cure any material breach within ninety (90) days of the notice described in the foregoing sentence, Licensee may serve notice in writing on Licensor terminating the provision of the Licensor Services and Licensee's obligation to make payments for the Licensor Services.

(c)
Licensee Services. Licensee may by serving notice in writing on Licensor terminate the Licensee Services (i) if Licensor becomes bankrupt or insolvent or is unable to pay its debts or enters into compulsory or voluntary liquidation other than for the purpose of any corporate restructuring or reorganisation not in consequence of debt or compounds with or convenes a meeting of its creditors or has a receiver or manager or an administrative receiver or an administrator is appointed over its assets or ceases for any reason to carry on business or takes or suffers any similar or analogous action in any jurisdiction of the Territory or (ii) by reason of the operation of Section 6.1.1(b) above, in which cases, for the avoidance of doubt, Licensee shall adhere to the Migration Plan as set out in Section 6.3 below.

6.1.2	Termination by Licensor

(a)
License. Licensor may by serving notice in writing on Licensee terminate the License if Licensee is in material breach of any obligation in this agreement relating to the License (including those set out in Section 2 above and Section 8 below) and fails to remedy such breach (if capable of remedy) within thirty (30) days of a written notice served by Licensor specifying the breach.

(b)	Licensor Services.

In the event that Licensee fails to perform any of Licensee's obligations set out in Section 5.2 above within thirty (30) days of the date due for performance, Licensor shall be entitled by serving notice in writing on Licensee to suspend performance of the Licensor Services (but without prejudice to Licensee's obligations to pay the consideration under Section 5.2 above) until such time as Licensee performs such obligation. If Licensee fails to perform any of such obligations, within a period of ninety (90) days of the date due for performance, Licensor shall be entitled by serving notice in writing on Licensee to terminate the rendering of the Licensor Services.

(c)	Licensee Services. Licensor may by serving notice in writing on Licensee terminate the Licensee Services if:

(i)
Licensee is in material breach of any obligation in this agreement relating to the Licensee Services (including those set out in Sections 4 or schedule C) or in breach of any obligation in Section 5 and fails to remedy such breach (if capable of remedy) within ninety (90) days of a written notice served by Licensor specifying the breach; or

(ii)
Licensee becomes bankrupt or insolvent or is unable to pay its debts or enters into compulsory or voluntary liquidation other than for the purpose of any corporate restructuring or reorganisation not in consequence of debt or compounds with or convenes a meeting of its creditors or has a receiver or manager or an administrative receiver or an administrator is appointed over its assets or ceases for any reason to carry on business or takes or suffers any similar or analogous action in any jurisdiction of the Territory.

6.1.3	Existing Licence Agreement

Licensor may by serving notice in writing on Licensee terminate or suspend the License and/or the Licensor Services and/or this agreement if the Existing Licence Agreement is terminated or suspended.

6.2	Consequences of Termination

6.2.1
If the License terminates for any reason, Licensee shall immediately cease to Use the Software. The remedies of Licensor pursuant to this Section 6.2.1 are not exclusive and shall not limit or otherwise affect any of the rights or remedied otherwise available to Licensor granted by law and under this agreement, including recovery of damages.

6.2.2	Sections of this agreement which are expressed or intended to survive termination of this agreement (in whole or in part) shall survive.

6.2.3	The termination of this agreement howsoever caused shall not affect the rights and obligations of the Parties that have accrued prior to termination.

6.3	Migration Plan

6.3.1
Licensee acknowledges that Licensor may wish to have continuity of the Licensee Services following termination of the Licensee Services (for whatever reason). Licensee agrees to co-operate with Licensor and/or any new service provider appointed by Licensor to provide the Licensee Services or any part of them ("New Service Provider") to ensure smooth migration and continuity of the Licensee Services during the Migration Period.

6.3.2
For the purposes of this Section 6.3, "Migration Period" means the period commencing on the date one Party gives written notice to the other terminating this agreement and/or the Licensee Services and shall end on the date the Licensee Services have been successfully migrated or (if later) ninety (90) days after the date of the notice.

6.3.3	As part of the migration, and to the extent reasonably required by Licensor, Licensee shall:

(a)	perform the Licensee Services up to the end of the Migration Period in accordance with this agreement;

(b)	provide a comprehensive list of tasks and/or issues outstanding (if any) at the end of the Migration Period;

(c)	provide any technical assistance reasonably required by Licensor and/or New Service Provider to enable the smooth migration of the Licensee Services; and

(d)	promptly, on request, do all other things and acts that may reasonably be required to ensure a smooth migration of the Licensee Services.

6.3.4
As part of the migration, and to the extent reasonably required by Licensee, Licensor shall promptly, on request, do all other things and acts that may reasonably be required to ensure a smooth migration of the Licensee Services.

7	SECTION 7. ADDITIONAL OBLIGATIONS OF THE PARTIES

7.1
Technical Assistance. Licensor shall make itself available to Licensee (at reasonable times and locations and upon reasonable notice), to consult with, instruct, and assist Licensee and Affiliated Companies with respect to the Use of the Software.

7.2
Confidentiality. The Parties and each of their respective employees, agents and representatives shall keep strictly and permanently confidential all information obtained in connection with this agreement and the transactions contemplated by this agreement. Without limiting the generality of the foregoing, neither Licensor nor Licensee any of their respective employees, agents and representatives shall use or disclose to any other Person (i) any non-public information regarding the business operations or financial or other affairs of the Parties or (ii) any of the terms and provisions of this agreement, This Section 7.2 shall survive the expiry or earlier termination of this agreement for a period of two years from such termination.

8	SECTION 8. CLAIMS AND LEGAL PROCEEDINGS

8.1
Infringement Claims. If any claim is asserted or any Legal Proceeding is commenced against the Licensee that the Software or their Use infringes or has infringed any Proprietary Right of any Person (each an "Infringement Claim"), then the defense of such Infringement Claim shall be under the control of the Licensor.

8.2
Claims brought against the Licensee. If the Infringement Claim is made against the Licensee, the Licensee shall immediately provide the Licensor with written notice of the assertion of such Infringement Claim and shall immediately furnish to the Licensor copies of all correspondence, pleadings and other materials relating to such claim or Legal Proceeding. The Licensor shall assume the defence of any such claim or Legal Proceeding, and the following provisions shall apply:

8.2.1	the Licensor shall have the exclusive right to control the defence of such Infringement Claim with counsel of its own choosing;

8.2.2	the Licensee shall, at the Licensor’s reasonable expense, provide the Licensor with such information and assistance as the Licensor may request regarding such Infringement Claim;

8.2.3	the Licensee shall not enter into any settlement with respect to such Infringement Claim without the consent of the Licensor;

8.2.4
the amount payable to the complaining party in connection with any settlement of such Infringement Claim, and the amount of any damages or costs awarded to the complaining party by any court, arbitrator, or other trier of fact, shall be borne and paid exclusively by the Licensor;

8.2.5
all reasonable expenses incurred by the Licensee in connection with such Infringement Claim (including costs of investigation and attorneys' fees, only where incurred in respect of such Legal Proceeding where these have been incurred after the commencement of any such Legal Proceeding) shall be borne and paid exclusively by the Licensor.

8.3	Claims brought against the Licensor. If the Infringement Claim is made against the Licensor, then:

8.3.1
the Licensee shall, at the Licensor’s reasonable expense, provide the Licensor with such information and assistance as the Licensor may reasonably request for the purpose of enabling the Licensor to defend such Infringement Claim;

8.3.2
the Licensor shall have the exclusive right to control the defence of such Infringement Claim with counsel of its own choosing, and shall have the exclusive right to settle such Infringement Claim (without the need to obtain any consent or approval of the Licensee or any other Person and provided that such settlement forecloses the possibility of future action as to any matter settled against the Licensee) on such terms as the Licensor, in its discretion, determines to be appropriate;

8.3.3
the amount payable to the complaining party in connection with any settlement of such Infringement Claim, and the amount of any damages or costs awarded to the complaining party by any court, arbitrator or other trier of fact, shall be borne and paid exclusively by the Licensor;

8.3.4
all reasonable expenses incurred by the Licensor in connection with such Infringement Claim (including costs of investigation and attorneys' fees, whether incurred before or after the commencement of any such Legal Proceeding) shall be borne and paid exclusively by the Licensor.

8.4	Survival Upon Termination. This Section 8 shall survive the expiry or earlier termination of this agreement.

9	SECTION 9. LICENSOR REPRESENTATIONS AND WARRANTIES

Licensor hereby represents and warrants to Licensee as follows:

9.1
Corporate Organization. Licensor is duly organized; and validly existing under the laws of England and Wales and has full corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns.

9.2
Authorization. Licensor has full corporate power and authority to enter into this agreement and to carry out the transactions contemplated hereby. The Board of Directors and stockholders of Licensor have taken all necessary action required by law, their Memorandum and Articles of Association or otherwise to be taken by them to authorize the execution and delivery of this agreement and the consummation of the transactions contemplated hereby, and this agreement is a valid and binding agreement of Licensor enforceable in accordance with its terms.

9.3
No Violation. Neither the execution and delivery of this agreement nor the consummation of the transactions contemplated hereby will violate any provision of the Memorandum and Articles of Association of Licensor, or will violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of: or accelerate the performance required by, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any security interest, lien or other encumbrance upon any property or assets of Licensor under, any agreement or commitment to which Licensor is a party or by which Licensor is bound, or to which the property of Licensor is subject, or violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority.

9.4
Title to Software. Licensor has the right to sub-license the Software free and clear of all title defects or objections, liens, claims, charges, security interests or other encumbrances of any nature whatsoever including, without limitation conditional sales contracts, collateral security arrangements and other title or interest retention arrangements, which would prevent Licensor from entering into this agreement or consummating the transactions contemplated hereby.

9.5	Representations Relating to the Intellectual Property

9.5.1	Licensor has the right to sub-license the Proprietary Rights in the Software and has full right to grant the License.

9.5.2
To the best of Licensor's knowledge: (i) the Software does not infringe nor conflict with any Proprietary Right or other right of any Person and; (if) neither Licensor nor any other Person has received any written notice alleging that the Software infringes or conflicts with, or will infringe or conflict with, any Proprietary Right or other right of any Person, and there is no basis for the assertion of any such claim.

9.5.3
To the best of Licensor's knowledge, the Use of the Software will not require the unauthorized use of any Proprietary Right, and, without having conducted any special investigation, such use will not involve infringement or claimed infringement of any Proprietary Right of any Person.

9.6
Litigation. There are no Legal Proceedings pending or threatened against or involving Licensor or which questions or challenges the validity of this agreement or any action taken or to be taken by Licensor pursuant to this agreement or in connection with the transactions contemplated hereby, nor is there and Licensor does not know or have any reason to know of any valid basis for any such Legal Proceeding.

9.7
Consents. No consent of any Person not being a Party is necessary to the consummation of the transactions contemplated by this agreement, including, without limitation, consents front parties to loans, contracts, leases or other agreements and consents from national or local government or any agency thereof.

9.8
Non-contravention. Neither the execution and delivery of this agreement nor the performance of this agreement will result (with or without notice or lapse of time) in (i) a violation of any law, rule, regulation, judgment, order, or decree to which Licensor or the Software is subject; or (ii) a breach or violation of any agreement or understanding (whether oral, written, express, or implied) to which Licensor is a party or by which Licensor is bound.

9.9
Full Disclosure. This agreement does not in relation to the Software or Licensor contain any untrue statement of fact or omit to state any fact necessary to make any of the representations or any of the other statements or information contained in this Section 9 or therein not misleading.

9.10	Survival Upon Termination. This Section 9 shall survive the expiry or earlier termination of this agreement.

10	SECTION 10. LICENSEE REPRESENTATIONS AND WARRANTIES

Licensee hereby represents and warrants to Licensor as follows:

10.1
Corporate Organization. Licensee is duly organized, validly existing and in good standing under the laws of Ireland and has full corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns.

10.2
Authorization. Licensee has full corporate power and authority to enter into this agreement and to carry out the transactions contemplated hereby. The Board of Directors and stockholders of Licensee have taken all necessary action required by law, its Certificate of Incorporation, By-Laws or otherwise to be taken by them to authorize the execution and delivery of this agreement and the consummation of the transactions contemplated hereby, and this agreement is a valid and binding agreement of Licensee enforceable in accordance with its terms.

10.3
No Violation. Neither the execution and delivery of this agreement nor the consummation of the transactions contemplated hereby including the issue of the Securities will violate any provision of the Certificate of Incorporation or By-Laws of Licensee, or, will violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of; or accelerate the performance required by, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any security interest, lien or other encumbrance upon any property or assets of Licensee under, any agreement or commitment to which Licensee is a party or by which Licensee is bound, or to which the property of Licensee is subject, or violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority.

10.4
Litigation. There are no Legal Proceedings pending or threatened against or involving Licensee or which questions or challenges the validity of this agreement or any action taken or to be taken by Licensee pursuant to this agreement or in connection with the transactions contemplated hereby; nor is there and Licensee does not know or have any reason to know of any valid basis for any such Legal Proceeding.

10.5
Consents. No consent of any Person not being a Party is necessary to the consummation of the transactions contemplated by this agreement, including, without limitation, consents from parties to loans, contracts, leases or other agreements and consents from national or local government or any agency thereof.

10.6
Non-contravention. Neither the execution and delivery of this agreement nor the performance of this agreement will result (with or without notice or lapse of time) in (i) a violation of any law, rule, regulation, judgment, order, or decree to which Licensee or any Development is subject; or (ii) a breach or violation of any agreement or understanding (whether oral, written, express, or implied) to which Licensee is a party or by which Licensee is bound.

10.7
Full Disclosure. This agreement does not in relation to Licensee contain any untrue statement of fact or omit to state any fact necessary to make any of the representations or any of the other statements or information contained in this Section 10 or therein not misleading.

10.8	Survival Upon Termination. This Section 10 shall survive the expiry or earlier termination of this agreement.

11	SECTION 11. LIMITATION OF LIABILITY

11.1	Licensor Services

11.1.1	Subject to Section 11.4 below, Licensor shall not be liable for:

(a)	any loss of anticipated savings, loss of business, loss of profits, loss of revenue, and/or

(b)	any loss of availability, business interruption, loss of or corruption of data; and/or

(c)	any additional operational and/or administrative costs and expenses; or

(d)	any indirect or consequential loss or damage;

arising out of or in connection with the Licensor Services and all such liability is hereby excluded howsoever arising whether arising in contract, in tort (including in negligence), for breach of statutory duty or otherwise.

11.1.2
Subject to Section 11.4 below, the maximum aggregate combined liability of Licensor to Licensee or any Affiliated Company of Licensee howsoever arising (whether arising in contract, tort (including negligence) or otherwise) in connection the Licensor Services relating to events in any calendar year shall not exceed the aggregate of the consideration paid or payable to Licensor by Licensee under Section 5.2 during such year.

11.2	Licensee Services

11.2.1	Subject to Section 11.4 below, Licensee shall not be liable for:

(a)	any loss of anticipated savings, loss of business, loss of profits, loss of revenue, and/or

(b)	any loss of availability, business interruption, loss of or corruption of data; and/or

(c)	any additional operational and/or administrative costs and expenses; or

(d)	any indirect or consequential loss or damage;

arising out of or in connection with the Licensee Services and all such liability is hereby excluded howsoever arising whether arising in contract, in tort (including in negligence), for breach of statutory duty or otherwise.

11.2.2
Subject to Section 11.4 below, the maximum aggregate combined liability of Licensee to Licensor howsoever arising (whether arising in contract, tort (including negligence) or otherwise) in connection with the Licensee Services relating to events in any calendar year shall not exceed the aggregate of the consideration paid or payable to Licensor by Licensee under Section 5.2 during such year.

11.3
Force Majeure. Neither of the Parties will be liable for or be regarded as being in breach of any of the provisions of this agreement by reason of any failure to perform any obligation under this agreement, if such failure is the direct or indirect result of any cause beyond its reasonable control including, without limitation: Act of God; refusal, failure to grant, suspension or withdrawal of any governmental license or consent or any other act or omission of any government (including any change in law or regulation in the Territory); fire, floods, storms; explosion; breakdown of machinery or act of terrorism. In any such case, the Party claiming the benefit of this Section will notify the other Parties of the existence of the delay, and such notifying Party will use due diligence to remove the cause of such delay and take reasonable steps to resume performance as soon as possible. If performance is not achieved within three (3) months, either of the other Parties may terminate this agreement by service notice in writing on the other Parties.

11.4	Certain Exceptions. Nothing in this agreement excludes or limits liability for death or personal injury caused by negligence nor for fraudulent misrepresentation.

11.5	Survival Upon Termination. This Section 11 shall survive the expiry or earlier termination of this agreement.

12	SECTION 12. ASSIGNMENT OF EXISTING LICENCE AGREEMENT

12.1
Within one (1) month of the date of this agreement, the Licensor shall (in accordance with clause 13.5.3 of the Existing Licence Agreement) give three (3) months prior written notice to Alladdin Limited and ALL of its intention to assign all of its rights and delegate all of its obligations under the Existing Licence Agreement to the Licensee (or, if so notified by the Licensee, to New Media Lottery Services plc).

12.2
Within four (4) months of the date of this agreement, the Licensor and the Licensee (or, if so notified by the Licensee, New Media Lottery Services plc) shall enter into an assignment agreement in respect of the assignment of all of its rights and delegation of all of its obligations under the Existing Licence Agreement by the Licensor to the Licensee (or, if so notified by the Licensee, New Media Lottery Services plc) substantially in the form set out in form of assignment agreement at Schedule E (provided that if the Licensee notifies the Licensor that such rights and obligations are to be assigned and delegated to New Media Lottery Services plc and that this agreement shall continue in full force and effect then clause 2.3 of the draft assignment agreement at Schedule E shall be deleted).

13	SECTION 13. MISCELLANEOUS PROVISIONS

13.1
Notices. Any notice, demand, consent, request, or other communication required or permitted to be delivered under this agreement to either Party ("Receiving Party") shall be in writing and shall be deemed properly delivered, given, and received on the earlier of (i) the date of actual delivery of such notice, demand, consent, request, or other communication to the Receiving Party at the address set forth beneath the name of the Receiving Party below (or at such other address as the Receiving Party shall have specified in a written notice delivered to the other Party); or (ii) the date four business days after the date on which such notice, demand, consent, request, or other communication is deposited in the mail as registered or certified mail, postage prepaid, with return receipt requested, addressed to the Receiving Party at the address set forth beneath the name of the Receiving Party below (or at such other address as the Receiving Party shall have specified in a written notice delivered to the other Party):

Licensor:	New Media Lottery Services, Inc.
370 Neff Avenue
Suite L
Harrisonburg, VA 22801
Attn.: Mr. Randolph Brownell Facsimile: (1) (540) 574 0491

Copied to: Mr W Ruffa, Ruffa & Ruffa, 150 East 58 Street, New York 10155

Licensor:	New Media Lottery Services International Limited
G9 Calmount Park
Licensee:
Ballymount
Dublin
Ireland
Attn.: [INSERT] Facsimile: [INSERT]

Copied to: [INSERT]

13.2
Headings. The underlined headings contained in this agreement are for convenience of reference only, shall not be deemed to be a part of this agreement and shall not be referred to in connection with the construction or interpretation of this agreement.

13.3	Counterparts. This agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

13.4
Governing Law and Jurisdiction. This agreement shall be construed and interpreted in accordance with, and shall be governed in all respects by, the laws of England and the Parties hereby irrevocably consent and submit to the exclusive jurisdiction of the English courts.

13.5	Assignment

13.5.1
Licensor may, at its election and upon three (3) months prior written notice to Licensee, assign any or all of its rights or delegate any or all of its obligations under this agreement (i) to any of its Affiliated Companies; or (ii) to any Person that acquires or otherwise succeeds to (whether by merger, acquisition of assets, or otherwise) all or any portion of Licensor's assets or business. In the event Licensor assigns its rights and delegates its obligations under this agreement as permitted by this Section 13.5.1, Licensor shall automatically (and without the necessity of any further action on the part of the Parties) be fully and unconditionally released and discharged from all of its obligations under this agreement.

13.5.2
Licensee may, at its election and upon three (3) months prior written notice to Licensor, assign any or all of its rights or delegate any or all of its obligations under this agreement (i) to any of its Affiliated Companies, or (ii) to any Person that acquires or otherwise succeeds to (whether by merger, acquisition of assets, or otherwise) all or any portion of Licensee's assets or business. In the event Licensee assigns its rights and delegates its obligations under this agreement as permitted by this Section 13.5.2, Licensee shall automatically (and without the necessity of any further action on the part of the Parties) be fully and unconditionally released and discharged from all of its obligations under this agreement,

13.6
Successors and Assigns. Subject to the provisions of Section 13.5 above, this agreement shall inure to the benefit of Licensor and to the benefit of Licensee. Subject to the provisions of Section 13.5 above, this agreement shall be binding upon (a) Licensor and its successors and assigns; and (b) Licensee and its successors and assigns. The provisions of this agreement are not intended to, and shall not, provide any rights or remedies to any sub-licensee or to any other Person.

13.7
Severability. In the event that any provision of this agreement, or the application of such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void, or unenforceable to any extent, the remainder of this agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void, or unenforceable, shall not be affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

13.8
Entire Agreement. This agreement sets forth the entire understanding of the Parties with respect to the subject matter of this agreement and supersedes all prior agreements, representations and understandings (other than fraudulent misrepresentations) between the Parties relating to the subject matter of this agreement. All implied terms, conditions and warranties (whether implied by statute, common law, a course of dealings, or otherwise) are excluded to the maximum extent permitted by law.

13.9	Third Party Rights. A Person who is not a party to this agreement has no right under the Contracts (Rights of Third Parties) Act 1999 or otherwise to enforce any term of this agreement.

13.10
Waiver. No failure on the part of either of the Parties to exercise any power, right, privilege, or remedy hereunder, and no delay on the part of either of the Parties in exercising any such power, right, privilege, or remedy, shall preclude any other or further exercise thereof or of any other power, right, privilege, or remedy.

13.11
Variations of Pronouns. Whenever the context so requires, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

13.12
Additional Documents and Actions. The Parties agree to execute and deliver, or cause to be executed and delivered, such agreements, instruments, and documents (including, without limitation, a memorandum of license suitable for recording in the U.S. Patent and Trademark Office and satisfactory in form and substance to the submitting Party), and to take such other actions, as a Party reasonably determines to be necessary or appropriate for the purpose of effectuating, evidencing, implementing, or facilitating the consummation of any of the transactions contemplated by this agreement or for the purpose of enabling a Party to enforce any of its rights under this agreement.

13.13
Non-exclusivity. The rights and remedies of the Parties under this agreement are not exclusive of or limited by or in limitation of any other rights or remedies (including, without limitation, any rights of set of) which the Parties may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative. Without limiting the generality of the foregoing, the rights and remedies of the Parties under this agreement, and the obligations and liabilities of the Parties under this agreement, are in addition to their respective rights, remedies, obligations, and liabilities under the law of unfair competition, misappropriation of trade secrets, and the like. This agreement does not limit, and is not limited by, the terms of any covenant not to compete, employment, confidentiality, invention, or similar agreement which the Parties may contemporaneously herewith or hereafter enter into.

13.14	Variation. Licensor may by serving notice in writing on Licensee vary or amend this agreement to reflect any variations or amendments made to the Existing Licence Agreement.

13.15	Enforcement of Existing Licence Agreement. The Licensor shall use all reasonable endeavours to enforce the terms of the Existing Licence Agreement.

SCHEDULE A

Documentation

1. Documents forming Documentation:

1.1	Lottery-Interfaces-Database
1.2	Business Process Diagrams
1.3	Draft Functional Spec
1.4	Lottery-Server-Environment
1.5	Draw Procedures

2.	For the purposes of Section 2.3 above, a copy of the Documentation has agreement, been delivered to Licensee by Licensor.

SCHEDULE B

Licensor Services

Ongoing activity undertaken by Licensor in respect of Licensee

5.	Beneficiary receipts - 1 charity (Rehab UK), 12 charities (Lotter-eTM), 4 charities (OldOppos)
6.	merchant ID accounts management - GeLotto ID 2806107 and Rehab ID 2201036
7.	bank and bank accounts management - for above lotteries/societies
8.	sales reports for above lotteries in accordance with applicable law
9.	withdrawal processing and management - Euro and GDP, all above accounts
10.	advise on statutory requirements in Britain / regulatory management
11.	monitor current sites for compliance with statutory requirements - Rehab UK, OldOppos, Lotter-ell
12.	monitor current Terms & Conditions for compliance with statutory requirements - Rehab UK, OldOppos, Lotter-eTM
13.	monitor UK marketing of above lotteries for compliance with statutory requirements
14.	processes monitoring and management
15.	liaising with Calgary, New Jersey, Harrisonburg

SCHEDULE C

Licensee Services

1.	Definitions. For purposes of Section 4 and this schedule C only, capitalized terms shall have the meaning set forth below:

"Licensor Materials"
means the trade marks, colours, style, graphics, and other aspects of appearance owned or controlled by or licensed to Licensor by its licensors provided by Licensor to Licensee for inclusion on the Hosted Site;

"Alladdin URL"
means www.lotter-e.co.uk and www.lotter-e.co.uk/ntity/index.htrn;

"Customisation Requirements"
means the document attached as schedule one which indicates how the Lottery Engine will be customised for Licensor;

"Database"
means the compilation of data about Users collected by Licensee whilst operating the Hosted Site;

"Hosted Site"
means the web sites, constituting the Lottery Engine with the Licensor Materials, to be operated, maintained and hosted by Licensee in accordance with Section 4 and this schedule C, to which the Alladdin URLs point;

"Lottery Engine"
means the Software;

"Service Level Agreement"
means the service level agreement set out in schedule D;

"User"
means a person using the Hosted Site.

2.	Operation, Maintenance and Hosting of the Hosted Site

2.1	Licensee shall be responsible for operating, maintaining and hosting the Hosted Site in accordance with the provisions of Section 4 above and this schedule C.

2.2	Licensee shall operate and maintain the Hosted Site to operate and provide the same visual appearance and functionality as exists at the date of this agreement.

2.3	Licensee shall use reasonable endeavours to correct or make good any errors in the Hosted Site which Licensor notifies to Licensee within a reasonable period of time.

2.4
Licensee shall operate and host the Hosted Site on secure and virus free computer servers operated and maintained by Licensee or its Internet service provider sub-contractor(s) and shall be responsible for all costs associated with hosting, operating and maintaining the Hosted Site, including all system operation software costs, hardware costs, and network costs.

2.5
Licensee shall host, operate and maintain the Hosted Site consistent with the Service Level agreement and, without prejudice to this requirement, the Hosted Site shall meet response performance standards (including but not limited to up-time continuity and speed of processing) that are no less than those achieved for other websites operated by Licensee. Licensee shall ensure that the Hosted Site is on average available on the Internet for at least the same percentage of time (measured over each year of the Licensee Services) as its own websites.

2.6
Licensee shall provide Licensor with as much advance warning as is reasonably possible of all scheduled maintenance with respect to the Hosted Site which is likely to result in it being unavailable. Licensee shall use reasonable endeavours to minimise the duration of any unavailability.

2.7
Licensee agrees to indemnify and hold Licensor-and ALL harmless from and against any and all claims, damages and costs arising out of any claim brought by any User or other person arising out of a failure by Licensee to provide the Licensee Services in accordance with this agreement.

2.8
Licensor grants to Licensee a non-exclusive and non-transferable license to use the Licensor Materials on the Hosted Site throughout the Territory during the term of the Licensee Services. Except as stated in this Section 4.3.(i), Licensee shall not make any other use of the Licensor Materials. The license granted in this Section 4.3.(i) shall terminate automatically on termination of the Licensee Services. All use of the Licensor Materials shall inure to the sole benefit of Licensor.

3.	Database of Users

3.1
Licensee shall ensure that the Database is segregated from the databases Licensee operates for other instances of the Lottery Engine. However, Licensee is not obliged to dedicate any separate hardware to the Hosted Site and this segregation may be achieved on the same hardware as used by Licensee for itself or for other licensees of Licensee. Licensee shall use reasonable endeavours to ensure that the data contained in the Database is kept integral and secure.

3.2
Licensee shall not use the Database for any purpose other than as directed by Licensor, and shall give Licensor a copy of the Database in any format reasonably specified by Licensor on request. Licensee shall take all appropriate technical and organisational measures against unauthorised access and loss or damage of any personal data within the Database.

3.3	As between Licensee and Licensor, all Proprietary Rights in the Database shall vest in Licensor.

4.	Provision of contractors

4.1
The Licensee shall provide to the Licensor free of charge the services of such of the Licensee’s personnel as the Licensee and the Licensor from time to time agree (“Contractors”) to create Developments for the Licensor.

4.2.
The Licensor shall notify the Licensee if (acting reasonably) it is dissatisfied with any of the Contractors. The Licensee shall use all reasonable endeavours to provide replacement Contractors as soon as possible.

4.3
In the event that any Contractor is permanently or temporarily substituted, the Licensee shall ensure that any replacement is of equivalent qualification and experience to the Contractor he or she replaces and any work (including but not limited to training, consultation or reference to documentation) to facilitate the handover to the replacement Contractor shall be carried out diligently, efficiently, without delay to the provision of the services and at the sole expense of the Licensee.

4.4
The Licensee shall at all times be responsible for the acts and omissions of the personnel involved by it in the provision of services to the Licensor and shall be responsible for paying all tax, PAYE and national insurance contributions relating to them and any and all fees and other sums it receives under this agreement.

SCHEDULE D

Service Level Agreement

1.	INTRODUCTION

1.1	The service levels for the Licensee Services ("Service Levels") set out at paragraph 4 of this schedule D will be measured over a rolling 1 month period.

1.2	Licensee will provide the Licensee Services in accordance with these Service Levels.

2.	OBLIGATIONS ON FAILURE

If Licensee fails to provide the Licensee Services in accordance with the Service Levels, Licensee shall:

	2.1	notify Licensor as soon as practicable of the failure; and

	2.2	take such steps as Licensor may reasonably require to remedy the failure including (but not limited to):

		2.2.1	arranging such additional personnel as are necessary to perform the Licensee Services as soon as practicable;

		2.2.2	remedying the failure within a timeframe specified by Licensor;

		2.2.3	re-performing any non-conforming Licensee Service; and/or

		2.2.4	putting any other reasonable measures in place to ensure that the Licensee Services are performed in accordance with the Service Level in the future.

3.	OTHER REMEDIES

3.1
If during any rolling 1 month period, Licensee fails to perform a particular part of the Service Level for more than 15 days during that 1 month period for reasons other than Force Majeure, then Licensor shall, in addition to any other remedies available to it under this agreement, be entitled to:

	3.1.1	terminate this agreement and/or the Licensee Services immediately by giving written notice to Licensee; and/or

3.1.2
procure, at its own expense, the provision or rectification of the Licensee Services (or part of it) from a third party which Licensee has failed to provide to the Service Level, in which case Licensee shall:

		(a)	not unreasonably refuse to manage the delivery of the Licensee Services (or part of it) by the third party on Licensor's behalf; and

		(b)	compensate Licensor for any amount Licensor may be required to pay that third party for a period of no longer than three (3) months.

4.	SERVICE LEVELS

The following table details the different classes of support for the Licensee Services and how Licensee will respond.

Critical Problem (Priority 1)	Involves fundamental functionality of Lottery Engine and/or Hosted Site (as defined in schedule C), precluding productive use of Lottery Engine and/or Hosted Site.
Response Time	Within 30 minutes during Business Hours. Best endeavours will be made outside Business Hours.
Resolution
Continuous efforts to resolve during Business Hours. If there is a problem with the hosting solution, Licensee will make best endeavours to resolve on a 24x7 basis. These issues will normally be resolved within 4 hours.

Significant Problem (Priority 2)	Involves functionality of Lottery Engine and/or Hosted Site, but does not preclude productive use of Lottery Engine and/or Hosted Site.
Response Time	Within 4 hours during Business Hours.
Resolution	Best endeavours to resolve during Business Hours. These issues will normally be resolved within 2 business days.
Minor Appearance or Functionality Changes (Priority 3)	Does not preclude productive use of Lottery Engine and/or Hosted Site.
Response Time	As soon as work schedules allow.
Resolution	Licensee will resolve these issues or fixes or documentation as required during Business Hours or may implement in a Development.

Notes:

1.	Business Hours are 8AM to 4PM Mountain Standard Time (Greenwich Mean Time less 7 hours)

2.	Response times quoted are start times for appropriately skilled personnel to commence work on resolving the support request.

3.
For Critical Problems (Priority 1) contact telephone number is 00 1 403 209 2998 x 231 during normal office hours. Outside these hours contact telephone number is the help desk on a 24x7 basis on the Support mobile number [xxxxxxxxxxxxxxxxx].